Exhibit 99.1

GAP INC. REPORTS JUNE SALES RESULTS

SAN FRANCISCO - July 9, 2015 - Gap Inc. (NYSE: GPS) today reported that net sales for the five-week period ended July 4, 2015 were $1.54 billion or flat compared with last year.

On a constant currency basis, June 2015 net sales increased 2 percent compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

“As previously announced, we’re taking significant actions to help improve Gap brand’s performance,” said Sabrina Simmons, chief financial officer, Gap Inc. “We’re pleased customers continue to respond favorably to Old Navy’s on-trend collections with the brand delivering yet another month of positive comps.”

June Comparable Sales Results
Gap Inc.’s comparable sales for June 2015 were down 1 percent versus a 2 percent decrease last year. Comparable sales by global brand for June 2015 were as follows:

•	Gap Global: negative 5 percent versus negative 7 percent last year

•	Banana Republic Global: positive 1 percent versus negative 7 percent last year

•	Old Navy Global: positive 1 percent versus positive 7 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on July 9, 2015 and available for replay until 1:00 p.m. Pacific Time on July 17, 2015.

July Sales
The company will report July sales on Monday, August 10, 2015.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com